Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-126353 on Form S-4 of our reports dated March 7, 2005, relating to the consolidated financial statements and consolidated financial statement schedules of Washington Mutual, Inc., and to management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of Washington Mutual, Inc. for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

July 28, 2005